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TECO                                                                Exhibit 99.1
   ENERGY


                                                           FOR IMMEDIATE RELEASE

CONTACT:  NEWS MEDIA: LAURA PLUMB 813.228.1572
          INVESTOR RELATIONS: MARK KANE      813.228.1772
          INTERNET: WWW.TECOENERGY.COM

            TECO ENERGY REPORTS SALE OF $380 MILLION FIVE-YEAR NOTES

NOVEMBER 15, 2002 - TAMPA, FLA. - TECO Energy, Inc. (NYSE: TE) today reported that it has agreed to sell a new series of five-year notes issued as part of its previously announced 2002 financing plan. The notes are being issued to refinance the $200-million principal amount of the company's 7% Remarketable or Redeemable Securities Due 2015 (the ROARS Notes), which TECO Energy will retire.

The notes will be issued and sold to Credit Suisse First Boston who will resell them in a Rule 144A offering. The notes, in an aggregate principal amount of $380 million, will bear an interest rate of 10.5% per year, and were issued at 92.684% of par resulting in net proceeds of $352 million. The size of the offering was increased from the $240 million originally planned due to the market's acceptance of the notes.

Senior Vice President Finance and CFO Gordon Gillette said, "This completes our financing plan for 2002. The increased size of the issuance improves our cash position as it allows us to pay down short-term debt previously drawn against our credit facility. With no significant debt maturities until 2007, we expect this to be the last TECO Energy debt offering for some time."

The notes, which contain no restrictions on Tampa Electric's ability to issue additional debt, will also contain certain covenants that would become effective only in the event of certain credit rating downgrades. While the company does not expect these covenants to become effective, if they did, TECO Energy would be required to pass certain financial tests prior to making certain payments, including dividends, or to incur certain additional indebtedness. TECO Energy's current 2003 plan, which includes the dividend, shows that the company comfortably passes these tests, which would be required only in the event of a downgrade.

The company had intended to complete an exchange of notes on terms that would qualify as a debt-for-debt exchange for accounting purposes, which would have allowed the company to amortize the repurchase premium over the life of the notes. The company has determined that the exchange of these notes will not qualify for such treatment; accordingly, the company will record a charge to earnings in the fourth quarter of 2002


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for the repurchase premium, which otherwise would have been recognized over time, of approximately $34 million plus any fees paid to the purchaser of the ROARS Notes. At the same time, TECO Energy continues to make good progress on the sale of its coalbed methane gas properties and expects to close on the sale by the end of the fourth quarter. The gain expected on the sale of these properties is expected to more than offset the impact of the charge for the repurchase premium.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. These forward-looking statements include references to the company's business plan for 2002 and 2003. Certain factors that could cause actual results to differ materially from those projected in these forward- looking statements include the following: energy price changes affecting TPS' merchant plants; TPS' ability to sell the output of the merchant plants operating or under construction at a premium to the forward curve prices and to obtain power contracts to reduce earnings volatility; TPS' settlement agreement with Electric Reliability Council of Texas (ERCOT) becoming final; any unanticipated need for additional equity capital that might result from lower than expected cash flow or higher than projected capital requirements; TECO Energy's ability to successfully complete the monetization of its synthetic fuel and gasification facilities, the sale of gas properties and other actions identified in its new business plan; and TECO Energy's ability to maintain credit ratings sufficient to avoid posting letters of credit relating to its construction loans and to avoid providing additional assurances to counterparties. Others factors include: general economic conditions, particularly those in Tampa Electric's service area affecting energy sales; weather variations affecting energy sales and operating costs; potential competitive changes in the electric and gas industries, particularly in the area of retail competition; regulatory actions affecting Tampa Electric, Peoples Gas System or TECO Power Services; commodity price changes affecting the competitive positions of Tampa Electric and Peoples Gas System, as well as the margins at TECO Coalbed Methane and TECO Coal; changes in and compliance with environmental regulations that may impose additional costs or curtail some activities; TPS' ability to successfully construct, finance and operate its projects on schedule and within budget; the ability of TECO Energy's subsidiaries to operate equipment without undue accidents, breakdowns or failures; interest rates, credit ratings an other factors that could impact TECO Energy's ability to obtain access to sufficient capital on satisfactory terms; and TECO Coal's ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, the use of which could be limited by taxable income or changes in law, regulation or administration. These factors and others are discussed more fully under "Investment Considerations" in the company's Current Report on Form 8-K filed on October 8, 2002.